ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2017
AND DECLARES 2018 ANNUAL DIVIDEND

ATLANTA, Georgia, March 26, 2018 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2017.  For the fourth quarter ended December 31, 2017, the Company reported net income of $2.5 million, or $0.12 per diluted share, up from $1.3 million, or $0.06 per diluted share, in the fourth quarter of 2016.  The increase was attributable to an increase in realized investment gains of $5.2 million during the fourth quarter of 2017.  Premiums for the fourth quarter of 2017 increased 10.6% to $40.3 million compared to $36.5 million for the fourth quarter of 2016, primarily as a result of premium growth in the Medicare supplement line of business in the life and health operation.

Net income for the year ended December 31, 2017 was $4.5 million, or $0.20 per diluted share, as compared to $2.6 million, or $0.11 per diluted share, for the year ended December 31, 2016.  Total premiums earned during 2017 increased 6.4% to $163.3 million from $153.5 million in 2016.  Premiums in the property and casualty operation decreased slightly in 2017 as compared to 2016; but were offset by a 10.0% premium increase in the life and health operations in the comparable years.  Benefits and losses increased 13.9% in 2017 as compared with 2016; while commissions and underwriting expenses decreased 3.0% over the comparable prior year period.  Realized investment gains were $9.2 million in 2017 as compared to $2.6 million in 2016.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are delighted to close out another profitable year and are enthusiastic about our prospects for 2018.  In the fourth quarter of 2017, the Company reported a significant realized gain due to the conclusion of one of the Company’s real estate partnerships.  While the life and health operation experienced some growing pains over the last year, we have completed a number of strategic pricing adjustments for our Medicare supplement product and expect loss experience trends to normalize.  Our property and casualty operation continues to perform exceedingly well and reported an improvement in net income over the prior year.  In recognition of our enthusiasm for 2018, our Board of Directors recently approved our 7th consecutive annual dividend of $0.02 per share to shareholders of record on April 13, 2018, payable on or about April 23, 2018.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Year ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2017	2016	2017	2016

Insurance premiums
Life and health	$26,938	$23,066	$109,666	$99,702
Property and casualty	13,393	13,387	53,661	53,763
Investment income	2,116	2,361	8,496	9,884
Realized investment gains, net	6,350	1,184	9,168	2,595
Other income	28	31	123	133

Total revenue	48,825	40,029	181,114	166,077

Insurance benefits and losses incurred
Life and health	21,462	15,325	83,029	68,789
Property and casualty	8,607	9,170	34,486	34,408
Commissions and underwriting expenses	11,646	10,458	43,446	44,797
Interest expense	450	408	1,723	1,562
Other expense	3,773	3,194	13,074	12,997

Total benefits and expenses	45,938	38,555	175,758	162,553

Income before income taxes	2,887	1,474	5,356	3,524

Income tax expense	345	126	828	888

Net income	$2,542	$1,348	$4,528	$2,636

Earnings per common share (basic and diluted)	$0.12	$0.06	$0.20	$0.11

Reconciliation of Non-GAAP Financial Measure

Net income	$2,542	$1,348	$4,528	$2,636
Income tax expense	345	126	828	888
Realized investment gains, net	(6,350)	(1,184)	(9,168)	(2,595)

Operating income (loss)	$(3,463)	$290	$(3,812)	$929

	December 31,	December 31,
Selected Balance Sheet Data	2017	2016

Total cash and investments	$272,058	$257,429
Insurance subsidiaries	244,754	235,499
Parent and other	27,304	21,930
Total assets	343,239	318,600
Insurance reserves and policyholder funds	173,583	162,679
Debt	33,738	33,738
Total shareholders' equity	112,983	105,506
Book value per common share	5.26	4.89
Statutory capital and surplus
Life and health	34,135	33,430
Property and casualty	43,348	41,489